EXHIBIT 21.1
Subsidiaries of the Registrant

         Name of Subsidiary                         State of Organization
--------------------------------------             -----------------------

RushTrade Securities, Inc.                                Delaware
Rush Group Technologies, Inc.                             Texas
Rushmore Securities Corporation                           Texas
RushTrade.com, Inc.                                       Texas
Rushmore Insurance Services, Inc.                         Texas
LostView Development Corporation                          Texas


All subsidiaries are wholly-owned and conduct business in their legal names.

Rushmore Insurance Services, Inc. (a Texas corporation) is owned by D. M. (Rusty) Moore, Jr. and is treated as a subsidiary of the Registrant.




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